Supplement to Prospectus/Proxy Statement dated September 22, 2003 regarding the Acquisition of the assets of the
          Money Market Portfolio of Mutual Fund Variable Annuity Trust
      by and in exchange for the Class 1 Shares of SunAmerica Series Trust


     AIG SunAmerica Life Assurance Company and First SunAmerica Life Insurance Company (the "Life Companies"), the shareholders of record of the Money Market Portfolio of Mutual Fund Variable Annuity Trust ("MFVAT"), have advised MFVAT's officers that they do not currently have a sufficient number of voting instructions from their Contract owners with contract values in the Money Market Portfolio. Consequently, the Life Companies and J.P. Morgan Chase & Co. have retained the services of D.F. King & Co., Inc., professional solicitors, to solicit by telephone the voting instructions from Money Market Portfolio Contract owners. It is expected that the cost of retaining D.F. King & Co., Inc. to assist in the telephone solicitation will not exceed an approximate fee of $2,000 in addition to out-of pocket expenses, which cost will be borne by J.P. Morgan Chase & Co. or one of its affiliates.